EXHIBIT 99

GRANITE CITY FOOD & BREWERY LTD.

SELLS $14 MILLION OF COMMON STOCK

IN UNREGISTERED OFFERING

MINNEAPOLIS, March 8, 2007 – Granite City Food & Brewery Ltd. announced today that it has sold $14,002,737 of Common Stock in a private placement transaction.

The company issued 2,617,334 shares of common stock at $5.35 per share.  The net proceeds of the offering will be used for working capital, for certain capital expenditures and to retire certain equipment lease debt.

The foregoing securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:	Peter Hausback
Chief Financial Officer
(952) 215-0674